250 Kw/hr Portable Municipal Solid Waste (MSW)–To–Energy System.

Type of Input:

The MSW is presorted and metals, glass, electronic components, sand, concrete and other non gasifying materials are removed, the waste that is to feed to the plant compost of biowaste, agrowaste, rubber, plastic, paper, cardboard, pvc, plastic bags, leather, textile and etc.

Process in Detail:

The MSW is waste is shredded and dried to 20% moisture, then using the feeder the waste is transported gasifying chamber. Where in the absence of oxygen gasification of the MSW is done at very high temperature under pressure, the temperature and pressure are decided by the engineers after carefully studying waste composition and its heating values.

The MSW is gasified and the gas is passed through various filters and is chilled using the gas chiller, chilling is important for storing the gas in the tank safely. The tar and other waste are very carefully filtered before the gas is stored in tanks. The residue or ash after gasification is automatically driven out of the chamber and waste ash is can be collected separately.

The stored gas from the gas tank is used to run the gas generator, the current model is designed to give output of 250Kw/Hr at standard conditions*. The gas Generators are specially modified by HELIOS to meet combustion values and give maximum output, the output voltage and Hz (50hz/60hz) can be provided as per demand of the buyer.

Physical Appearance of The plant:

The plant is designed specially by our engineers and technicians after keeping in consideration of today’s need of power generation, usually MSW plant you might have been seen are costly, huge and inefficient.

But here we have come up with a leading solution for the buyers with a Portable Model, this plant can be transported and simply operated immediately after transportation by just doing simple assembly inside the container to start the process and foundation or concreting is needed for these portable units.

The plant can be operated on a truck or containers in which the plant is installed and can be laid on the ground for operation and the generated output can be connected into a national grid, as long as the rated amount of MSW is fed to the plant, the output of 200Kw/Hr* can be easily be obtained on a continuous 24X7 basis.

The Portable System is specially designed by HELIOS to fit in 40” containers after keeping the importance of the land and considering the rising values of the land the Portable Plant consists of 3 nos X 40” containers. The container are not all modified externally, accept they all are “OPEN FRAME“40‘container. Besides this all 3 containers can be easily transported on trucks, to any desired location.

The Plant is divided in three parts:

1st container – Drier and Crusher includes the conveyor belt.
2nd container – Gasification set.
3rd container – Gas storage tank and Gas Generator (250kw)

The portable system is robust in performance and used to process MSW on almost every location on this Globe.

The detail plan can be presented to respective buyer after supply agreement is signed along with advance, the payment modes and terms are specified below in details.

1. System Drawing

2. Technical Parameters of genset (250kw)
Item	Parameter
Rated power (KW)	250
Rated Current (A)	470
Rated Voltage (V)	400
Rated Speed (r/min)	375
Rated Power factor (COSΦ)	0.8
Rated Frequency (Hz)	50
Starting Mode	24V DC
Voltage Adjustment	Automatic
Speed Adjustment	Electronic Adjustment
Heat consumption rate	15MJ/kWh
Gas consumption rate	2.8Nm3/kW
Oil consumption rate g/(kW.h)	≤1.5
Raw material consumption rate kg/(kW.h)	≤1.8
Dimension (L×B×H) cm	500×300×230

4.Main Technical Parameters of some equipments:

4.1 Gasification unit
Raw Material consumption;  375kg/h
Gas Generation Amount:   2.0×104Nm3/h
Gas Heat Value;       4600—5300kJ/Nm3
Gasification Unit           >70%

4.2 Gas Generators Unit
Rated Voltage;    400V
Rated Capacity:  250KW
Rated frequency:  50-60HZ
Gas consumption: 2.8Nm3/kW
Gas Pressure: Normal pressure.

5: Input and Output:

5.1 Input:
A:  600 kg/hr – Wet Waste of 40% moisture feed at drier and shredder
B:  375kg/hr – Dry Waste of 20% moisture feed to gasifier.
C:  5 liter of crude oil/diesel needed for starting heating process.
D:  50 Kw/hr Electricity is consumed by portable system to carry out its operation.

5.2 Output:

A: Electricity  Net Output      : 250kw/hr.
B: Electricity  Available for sells: 200Kw/hr.

5.3 Required space: 250sq.meter

5.4 Other requirement:
A: Water Pond
B: Heavy duty vehicles to transport these 3 Containers

6.0 Labor:
A: 3 unskilled Labor/shift (8hrs)
B: 1 Manger.

7.0 Equipment List : ( there are some main equipments or devices for standard per set )
No.	Description	Technical Parametersd delivery goods as follows:HREE ONLY.E HUNDRED AND T	Unit	Qty	Weight	Remark
1.	Electrical Control Switchgear		unit	1		for examining and controlling
2.	Up-gasifier		unit	1
3.	Middle Gasifier		unit	1
4.	Down-gasifier		unit	1
5.	Wind box		unit	1
6.	fastigiate wind plate		pc	1
7.	hood wind plate		pc	1
8.	Cyclone separator		unit	2
9.	Discharge device		unit	2
10.	Venturi sparator		unit	1
11.	Spraying purifier		unit	2
12.	Automatic relif valve		unit	1
13.	Oil-water separator		unit	1
14.	feeder		unit	1
15.	hopper		pc	1
16.	Hopper for storage of ash		pc	1
17.	Screw discharger		unit	1
18.	burner		unit	1
19.	Oil tank		pc	1
20.	Oil pipe		pc	4
21.	Closed box for burner		pc	1
22.	Circle water pump		unit	2
23.	Roots draft fan		unit	1	350
24.	Roots blower		unit	1	350
25.	Polymer electrostatic filter		unit	1
26.	rupture membrane		unit	1
27.	Temperature of indicator		unit	2
28.	Thermocouple of Ni-Cd and Ni-Si	WRN-230，	unit	10	3.2	For examining and controlling
29.	Electric contact pressure gauge	Y-100，0-1.6MPa	pc	2	1.4	For examining and controlling
30.	Hot resistance	0-400℃	pc	3		Protection of gas inlet
31.	differential pressure transmitter		unit	4		For examining and controlling
32.	glass tube float flowmeter		unit	1		For examining and controlling
33.	Vortex Flowmeter		unit	1
34.	oxygen meter		unit	1		For examining and controlling
35.	250kw genset*		unit	1		Low speed genset for biomass special (general technical parameters see below)
36.	Some spare parts like pipe and flange					For installation

7.1  Specification of Syngas Generator Set

Diesel Engine No.	8300DM-1
Type	Four stroke , in-line 、spark plug ignition
Cylinder	8
Diameter of Cylinder /travel of piston mm	300/380
Displacment L	215
Rated Power of diesel engine kW	495
Speed r/min	600
Rated Power kW	250
Rated Voltage V	400
Rated Current A	812
Rated Frequency Hz	50
Power Factor COSΦ	0.8
Regulation Rate %	±2.5
Pressure of gas kPa	2
Consumption g/kW＆#1468;h	≤2
Starting Type	Air
Phase	Three phase four wires
Excitation Type	brushless
Size(L×W×H)mm	5800×1820×3000
Weight Kg	14000